Shareholder meeting results (Unaudited)
February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 		176,804,132 	6,294,359
Ravi Akhoury 		176,905,841 	6,192,649
Barbara M. Baumann 	177,716,173 	5,382,317
Jameson A. Baxter 	177,651,443 	5,447,047
Charles B. Curtis 	177,640,934 	5,457,557
Robert J. Darretta 	177,728,771 	5,369,719
Katinka Domotorffy 	177,481,553 	5,616,937
John A. Hill 		177,758,170 	5,340,320
Paul L. Joskow 		177,751,800 	5,346,690
Kenneth R. Leibler 	177,821,901 	5,276,589
Robert E. Patterson 177,687,130 	5,411,360
George Putnam, III 	177,756,853 	5,341,637
Robert L. Reynolds 	177,861,329 	5,237,161
W. Thomas Stephens 	177,702,507 	5,395,983

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes					Broker
For			against		Abstentions	non votes
55,274,623 	1,142,227 		2,960,050 		15,672,157

A proposal to adopt an Amended and Restated Declaration of Trust was approved with all funds of the Trust voting together as a single class, as follows:

Votes		Votes					Broker
For			against		Abstentions	non votes
137,678,659 	3,199,261 		8,004,299 		34,216,272

All tabulations are rounded to the nearest whole number.